Exhibit 1.1

Pacific Drilling S.A.
Société Anonyme
Siège social: 8-10, avenue de la Gare, L-1610 Luxembourg
R.C.S. Luxembourg: B159658

STATUTS COORDONNES A LA DATE DU 20 DECEMBRE 2018

Société constituée aux termes d'un acte notarié en date du 11 Mars 2011, par Maître ELVINGER, notaire de résidence à Luxembourg, publié au Mémorial C, Recueil des Sociétés et Associations, numéro 1289 en date du 15 juin 2011, inscrite auprès du Registre de Commerce et des Sociétés de Luxembourg sous le numéro B 159658

Modification établie suivant acte reçu par Maître ELVINGER, notaire de résidence à Luxembourg, le 06 Avril 2011, publié au Mémorial C, Recueil des Sociétés et Associations, le 22 Juin 2011 sous le numéro 1364

Modification établie suivant acte reçu par Maître ELVINGER, notaire de résidence à Luxembourg, le 30 Mars 2011, publié au Mémorial C, Recueil des Sociétés et Associations, le 30 Juin 2011 sous le numéro 1427

Modification établie suivant acte reçu par Maître Joelle BADEN, notaire de résidence à Luxembourg, le 14 Novembre 2011, publié au Mémorial C, Recueil des Sociétés et Associations, le 28 Décembre 2011 sous le numéro 3191

Modification établie suivant acte reçu par Maître Joelle BADEN, notaire de résidence à Luxembourg, le 18 Novembre 2011, publié au Mémorial C, Recueil des Sociétés et Associations, le 03 Janvier 2012 sous le numéro 18

Modification établie suivant acte reçu par Maître Joseph ELVINGER, notaire de résidence à Luxembourg, le 20

Décembre 2011, publié au Mémorial C, Recueil des Sociétés et Associations, le 01 Février 2012 sous le numéro 272

Modification établie suivant acte reçu par Maître Jean SECKLER, notaire de résidence à Junglinster, le 06 Mars 2014, publié au Mémorial C, Recueil des Sociétés et Associations, le 14 Mai 2014 sous le numéro 1221

Modification établie suivant acte reçu par Maître Jean SECKLER, notaire de résidence à Junglinster, le 02 Mai 2016, publié au Mémorial C, Recueil des Sociétés et Associations, le 09 Juillet 2016 sous le numéro 2015

Modification établie suivant acte reçu par Maître Jean SECKLER, notaire de résidence à Junglinster, le 24 Mai 2016, publié au RESA (Recueil Électronique des Sociétés et Associations) le 08 Juin 2016 sous le numéro RESA_2016_006.147

Modification établie suivant acte reçu par Maître Danielle KOLBACH, notaire de résidence à Rédange/Attert, en date du 24 Juin 2016, publié au RESA (Recueil Électronique des Sociétés et Associations) le 14 Juillet 2016 sous le numéro RESA_2016_037.70

Modification établie suivant acte reçu par Maître Blanche MOUTRIER, notaire de résidence à Esch-sur-Alzette, en date du 25 Octobre 2018, publié au RESA (Recueil Électronique des Sociétés et Associations) le 31 Octobre 2018 sous le numéro RESA_2018_244.561

Modification établie suivant acte reçu par Maître Blanche MOUTRIER, notaire de résidence à Esch-sur-Alzette, en date du 25 Octobre 2018, publié au RESA (Recueil Électronique des Sociétés et Associations) le 31 Octobre 2018 sous le numéro RESA_2018_244.561

Modifications établies suivant actes reçus par Maître Blanche MOUTRIER, notaire de résidence à Esch-sur-Alzette, en date du 19 novembre 2018, publié au RESA (Recueil Électronique des Sociétés et Associations) le 26 novembre 2018 sous le numéro RESA_2018_264.277

Modifications établies suivant acte reçu par Maître Blanche MOUTRIER, notaire de résidence à Esch-sur-Alzette, en date du 20 décembre 2018, publié au RESA (Recueil Électronique des Sociétés et Associations) le 04 janvier 2019 sous le numéro RESA_2019_004.223

I.               NAME-REGISTERED OFFICE-OBJECT-DURATION

Art. 1.       Name

The name of the company is “Pacific Drilling S.A.”  (the “Company”). The Company is a public company limited by shares (société anonyme)  governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended (the “Law”), and these articles of incorporation (the “Articles”).

Art. 2.       Registered office

2.1.           The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the board of directors (the “Board”). It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of shareholders (the “General Meeting”), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2.           Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art. 3.       Corporate object

3.1.           The Company’s object is buying and selling, the chartering in and the chartering out, and the management of seagoing ships, as well as the financial and commercial operations that relate directly or indirectly to such activities

3.2.           In addition, the Company may charter, hold, lease, operate and provide vessels and equipment used in contract drilling services in oil and gas drilling operations; the Company may also acquire, hold, manage, sell or dispose of any such related equipment, enter into, assist or participate in financial, commercial and other transactions relating to contract drilling services.

3.3.           In addition, the Company may acquire participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations.  The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity.  It may participate in the creation, development, management and control of any company or enterprise.  Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.4.           The Company may borrow in any form.  It may issue notes, bonds and any kind of debt and equity securities.  It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies.  It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person.  For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.5.           The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.6.           The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

Art. 4.       Duration

4.1.           The Company is formed for an unlimited period.

4.2.           The Company is not to be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

II.              CAPITAL – SHARES

Art. 5.       Capital

5.1.            The share capital is set at eight hundred twenty four thousand nine hundred ninety eight United States Dollars and twenty seven cents (USD 824,998.27) represented by eighty two million four hundred ninety-nine thousand eight hundred twenty seven (82,499,827) shares in registered form, without nominal value.

5.2.           The share capital may be increased or reduced once or more by a resolution of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles.

5.3.           The Board is authorized, for a period of five (5) years from the 19 November 2018, without prejudice to any renewals, to:

(i)    increase the current share capital once or more up to eight hundred twenty-five thousand United States dollars (USD 825,000) (such amount including the current share capital of the Company) by the issue of new shares having the same rights as the existing shares, or without any such issue;

(ii)   determine the conditions of any such capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue/share premiums or retained earnings, with or without issue of new shares to current shareholders or third parties (non-shareholders) or following the issue of any instrument convertible into shares or any other instrument carrying an entitlement to, or the right to subscribe for, shares;

(iii)  limit or withdraw the shareholders’ preferential subscription rights to the new shares, if any, and determine the persons who are authorized to subscribe to the new shares; and

(iv)  record each share capital increase by way of a notarial deed and amend the share register accordingly.

5.4.           Within the limits of article 5.3 of the Articles, the Board is expressly authorized to increase the Company’s share capital by incorporation of reserves, issue/share premiums or retained earnings and to issue the additional shares resulting from such capital increase to a beneficiary under any stock incentive plan as agreed by the Company (such beneficiary being a shareholder of the Company or not, or, to an entity appointed by the Company as an administrator in connection with such plan) or under any equity rights offering, private placements or backstop fees. The Company reserves the right to place transfer and other restrictions on such shares as determined by the Company pursuant to such stock incentive plan from time to time.

5.5.           When the Board has implemented an increase in capital as authorised by article 5.3, article 5 of the present articles of association shall be amended to reflect that increase.

5.6.           The Board is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares or other financial instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts of any such increase that are reserved for financial instruments which may carry an entitlement to shares.

Art. 6.      Shares

6.1.           The shares are and will remain in registered form (actions nominatives).

6.2.           A register of shares is kept at the registered office and may be examined by any shareholder on request.

6.3.           The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries operating a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary (such systems, professionals or other depositaries being referred to hereinafter as Depositaries and each a Depositary). The shares held in deposit or in an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary.  The Board may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may be requested by a shareholder.

6.4.           The Company may consider the person in whose name the registered shares are registered in the register(s) of Shareholders as the full owner of such registered shares. The Company shall be completely free from any responsibility in dealing with such registered shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered shares.

6.5.           Where the shares are held with Depositaries through fungible securities accounts within clearing and settlement systems, the exercise of the voting rights in respect of such shares may be subject to the internal rules and procedures of those clearing and settlement systems.

6.6.           All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of

Shareholders by means of written notification to the Company or the relevant registrar.

6.7.           A share transfer of registered shares which are not held through fungible securities accounts is carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by both the transferor and the transferee or their authorized representatives, following a notification to or acceptance by the Company, in accordance with Article 1690 of the Civil Code. The Company may also accept other documents recording the agreement between the transferor and the transferee as evidence of a share transfer.

6.8.           The rights and obligations attached to any share shall pass to any transferee thereof.

6.9.           The shares are indivisible and the Company recognizes only one (1) owner per share.

6.10.         The Company may redeem its own shares using a method approved by the Board which is in accordance with Luxembourg law and the rules of any stock exchange(s) on which the shares in the Company are listed from time to time.

6.11.         The Company will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase shares of the Company).

III.             MANAGEMENT–REPRESENTATION

Art. 7.       Board of directors

7.1.           Composition of the board of directors

(i)              The Company is managed by the Board. Except as provided in Article 8, the total number of directors constituting the entire Board shall be seven (7) directors.  Directors need not be shareholders. Except as provided in Article 8, from and after 19 November 2018 (the “Effective Time”) until the occurrence of the Nomination Termination Time (as defined in that certain Governance Agreement, dated on or about the Effective Time, by and among the Company and the other shareholders thereto (the “Governance Agreement”)), the Board shall be divided into two classes, hereby designated Class A (composed of four (4) directors) and Class B (composed of three (3) directors), with all Class A directors and Class B directors elected to terms of one (1) year in length; provided, that the initial term of office of the Class A directors following the Effective Time shall expire at the General Meeting of the shareholders of the Company at which the annual accounts for the 2018 financial year will be approved and the initial term of office of the Class B directors following the Effective Time shall expire at the General Meeting of the shareholders of the Company at which the annual accounts for the 2019 financial year will be approved. All directors, whether assigned to Class A or Class B, shall be elected by the shareholders at the General Meeting in accordance with the Law and shall have one (1) vote each at all meetings of the Board. From and after the Nomination Termination Time (as defined in the Governance Agreement), the Board shall cease to be classified and each director then in office previously designated as a Class A director or Class B director shall remain in office as a director until his or her term expires or until his or her earlier death, resignation or removal by the shareholders.

(ii)              Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

(iii)             If a legal entity is appointed as director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised its functions in its own name and on its own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(iv)            Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(v)             If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.

7.2.           Powers of the board of directors

(i)              All powers not expressly reserved to the shareholder(s) by the Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

(ii)             The Board may delegate special and limited powers to one or more agents for specific matters and may also establish committees for certain specific purposes. Such committees may include, but are not limited to, an audit committee and a compensation committee.

(iii)            The Board is authorised to delegate the day-to-day management and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly, provided that, prior to the Nomination Termination Time (as defined in the Governance Agreement) any appointment, delegation or power-of-attorney granted in respect of any Acquisition Proposal Matters (as defined in article 7.2(iv)(1) below), or any revocation of the foregoing, shall only be effective if a Class B Majority (as defined below) votes in favor of such appointment, delegation or power-of-attorney, or revocation of the foregoing, as the case may be. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

For the avoidance of doubt, it is noted that the following non-exhaustive list of matters shall not under any circumstances be regarded as coming within the scope of day-to-day management:

    Approval of the accounts of the Company

    Approval of the annual budget of the Company

    Approval of Company policies

    Approval of recommendations made by any Board committee

    Approval of Acquisition Proposals

(iv)            Acquisition Proposals Prior to Nomination Termination Time. The following provisions of this article 7.2(iv) shall apply until the Nomination Termination Time (as defined in the Governance Agreement), after which the provisions of this article 7.2(iv) (other than the meanings of any terms defined herein that are used elsewhere in these Articles) shall have no further force or effect.

(1)      Representative Authority of the Class B Directors Regarding Acquisition Proposals.  Notwithstanding anything in these Articles to the contrary, any two (2) Class B directors acting in their capacities as such (a “Class B Majority”) shall have the authority to act on the Company’s behalf (including to bind the Company with respect to clauses (e) through (g)) with respect to the following matters: (a) to review and evaluate the terms and conditions of any Acquisition Proposal, (b) to negotiate with any party the Class B Majority deems appropriate with respect to any Acquisition Proposal; (c) to solicit prospective Acquisition Proposals and/or explore the ability to obtain on behalf of the Company prospective Acquisition Proposals, (d) to determine whether any Acquisition Proposal is beneficial to the Company and its shareholders, (e) to make recommendations to the Board and shareholders as to what actions, if any, should be taken with respect to any Acquisition, Acquisition Contract or Acquisition Proposal, including to recommend that the Board or the shareholders, as applicable, approve any Acquisition, Acquisition Contract or Acquisition Proposal, (f) to retain, at the Company’s expense, such consultants, legal counsel and other advisors as a Class B Majority may from time to time deem appropriate to assist the Class B directors in the performance of their duties with respect to Acquisition Proposals, (g) subject to article 7.2(iv)(2) below, to execute and deliver on behalf of the Company definitive documentation providing for the consummation of an Acquisition (an “Acquisition Contract”) and (h) to take, or to cause the Company to take, any and all actions ancillary or related to any actual or prospective Acquisition Proposal or the other matters referred to in the preceding clauses (a)-(g), including without limitation to authorize and enter into contracts of any nature (other than an Acquisition Contract except in accordance with article 7.2(iv)(2) below) (the foregoing clauses (a)-(h), “Acquisition Proposal Matters”). As used herein: (x) “Acquisition Proposal” means a proposal received by the Company, any of its subsidiaries, or any of its or their respective directors, officers or outside consultants, counsel or other advisors providing for an Acquisition; and (y) “Acquisition” means a transaction or series of related transactions resulting in the acquisition (whether by merger, consolidation, sale or transfer of the Company’s shares, other equity interests or assets or otherwise) by any natural or legal person or group of such persons, directly or indirectly, (1) of a majority of (A) the outstanding shares of the Company or (B) the assets of the Company and its subsidiaries determined on a consolidated basis and (2) upon the consummation of which, the shareholders of the Company immediately prior to such acquisition collectively do not own (beneficially or of record) a majority of the voting power of such person or the ultimate parent entity of such person (or, in the case of a group of such persons, a majority of the voting power of the largest member of such group, determined by reference to the respective equity financing contributions of such members, or ultimate parent entity of such largest member).

(2)       Approval of Acquisition Contracts. No Class B director, acting singularly or with any one or more other Class B directors, shall have the power to cause the Company to enter into any Acquisition Contract or otherwise consummate an Acquisition unless such Acquisition Contract (a) provides by its terms that consummation of the Acquisition that is the subject thereof is conditioned upon either (I) the shareholder vote, under the conditions of quorum and vote, required by the Law or other provision of these Articles for such Acquisition or (II) shareholder approval by the vote of a majority of the outstanding share capital, whichever voting standard in the foregoing clauses (I) or (II) is higher (such condition, as applicable, a “Shareholder Approval Condition”) and (b) does not impose any obligations or penalties on the Company if the Shareholder Approval Condition is not obtained by the conclusion of the General Meeting or Extraordinary General Meeting, as applicable, convened to vote on such Acquisition Contract or Acquisition other than reimbursement of the reasonable expenses incurred by the counterparty thereto (provided, that, for avoidance of doubt, this clause (b) shall not preclude the imposition of any obligation or penalty on the Company due to any cause or event other than the failure in and of itself to satisfy the Shareholder Approval Condition at such General Meeting or Extraordinary General Meeting).  If a proposed Acquisition Contract satisfies clauses (a) and (b) of the immediately preceding sentence, then a Class B Majority shall be authorized to represent the Company by executing and delivering, or causing any person authorized by the Class B Majority to execute and deliver, on the Company’s behalf, such Acquisition Contract, to convene a General Meeting or an Extraordinary General Meeting, as applicable, to seek shareholder approval of the Acquisition in accordance with the Shareholder Approval Condition, and, if such shareholder approval is obtained, to carry out all other powers vested under article 7.2(iv)(1) above with respect to such Acquisition Contract

(including to cause the Company to consummate the Acquisition and the other transactions contemplated thereby or, subject to the terms of the Acquisition Contract, terminate such Acquisition Contract and abandon such Acquisition).

(3)       Limitation on Representative Authority of the Class A Directors Regarding Acquisition Proposals.  Notwithstanding anything in these Articles to the contrary (but subject to the last sentence of this article 7.2(iv)(3)), no Class A director, acting singularly or with any one or more other directors, in his or her capacity as such, shall have any representative authority to bind the Company or otherwise act on the Company’s behalf, nor shall the Board take any action, in either case with respect to any Acquisition, Acquisition Contract or Acquisition Proposal Matters, except with the prior approval of a Class B Majority. Notwithstanding the immediately prior sentence, this article 7.2(iv)(3) shall not be interpreted to limit the rights of the Class A directors to attend meetings of the Class B directors, receive information received by the Class B directors or to provide ongoing input to the Class B directors, in each case, regarding Acquisitions, Acquisition Contracts, Acquisition Proposals or other Acquisition Proposal Matters, and the Class B directors shall so extend such rights to the Class A directors.

(4)       Amendments to Article 7.2(iv). Notwithstanding anything to the contrary in these Articles, the Board shall not propose to the shareholders or recommend that the shareholders approve any amendment to this article 7.2(iv) and/or any other provisions of these Articles directly or indirectly amending or limiting the application of this article 7.2(iv) without the favorable vote of a Class B Majority.

7.3.           Procedure

(i)              The Board must appoint a chairperson from among its members, and may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board and of General Meetings.

(ii)             The Board meets at the request of the chairperson or the majority of the Board of directors, at the place indicated in the notice, which in principle is in Luxembourg.

(iii)            Written notice of any Board meeting is given to all directors at least twenty-four (24) hours in advance, except in the case of an emergency whose nature and circumstances are set forth in the notice.

(iv)            No notice is required if all members of the Board are present or represented and state that they know the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board.

(v)             A director may grant another director a power of attorney in order to be represented at any Board meeting.

(vi)            Save as otherwise provided herein, the Board may only validly deliberate and act if a majority of its members are present or represented. Save as otherwise provided herein, Board Resolutions are validly adopted if the majority of the members of the Board vote in their favour. The chairman has a casting vote in the event of a tie vote.  Board resolutions are recorded in minutes signed by the chairperson, by all directors present or represented at the meeting, or by the secretary (if any).

(vii)           Any director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other.  Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting.

(viii)          Circular resolutions signed by all the directors (the “Directors’ Circular Resolutions”) are valid and binding as if passed at a duly convened and held Board meeting, and bear the date of the last signature.

(ix)            A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction.  A special report on the relevant transaction is submitted to the shareholders at the next General Meeting, before any vote on the matter.

7.4.           Representation

(i)             The Company is bound towards third parties (a) prior to the Nomination Termination Time (as defined in the Governance Agreement), by the joint signature of any two Class B directors, with respect to Acquisition Proposal Matters or an Acquisition Contract; and (b) in all other matters, by the joint signature of the majority of the Board.

(ii)             The Company is also bound towards third parties by the joint or single signature of any person to whom special signatory powers have been delegated by the Board or, prior to the Nomination Termination Time (as defined in the Governance Agreement) with respect to Acquisition Proposal Matters or an Acquisition Contract, by a Class B Majority.

Art. 8.       Sole director

8.1.           Where the number of shareholders is reduced to one (1), the Company may be managed by a single director until the ordinary General Meeting following the introduction of an additional shareholder. In this case, any reference in the Articles to the Board or the directors should be read as a reference to that sole director, as appropriate.

8.2.           Transactions entered into by the Company which conflict with the interest of its sole director must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business.

8.3.           The Company is bound towards third parties by the signature of the sole director or by the joint or single signature of any person to whom the sole director has delegated special signatory powers.

Art. 9.       Liability of the directors

9.1.           The directors may not be held personally liable by reason of their mandate for any commitment they have validly made in the name of the Company’s name, provided those commitments comply with the Articles and the Law.

Art. 10.     Directors’ Remuneration

10.1.         The remuneration of the board of directors will be decided by the General Meeting.

10.2.         The Company shall, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against any damages and/or compensation to be paid and any costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that  conduct was lawful.  Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offence.

Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, provided that (i) the Board shall have determined in good faith that the defendant’s actions did not constitute willful and deliberate violations of the law and shall have obtained the relevant legal advice to that effect; and (ii) notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement,

IV.             SHAREHOLDER(S)

Art. 11.     General meetings of shareholders

11.1.         Powers and voting rights

(i)              Resolutions of the shareholders are adopted at a general meeting of shareholders (the “General Meeting”). The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the company’s corporate object.

(ii)             Each share gives entitlement to one (1) vote.

11.2.         Notices, quorum, majority and voting proceedings

(i)              General Meetings are held at the time and place specified in the notices.

(ii)             The notices for any ordinary General Meeting or extraordinary General Meeting shall contain the agenda, the hour and the place of the meeting and shall be sent to the registered shareholders at least eight (8) days before the General Meeting, without prejudice to other means of communication which need to be accepted on an individual basis by their addresses and to warrant notification.

(iii)            lf all the shareholders are present or represented and consider themselves duly convened and informed of the agenda, the General Meeting may be held without prior notice.

(iv)            A shareholder may grant written power of attorney to another person, shareholder or otherwise, in order to be represented at any General Meeting.

(v)             In connection with any General Meeting, the Board is authorized, but is not required, to make provision for shareholders to participate by means of remote communication.  If the Board shall have made such provision, a shareholder’s participation by means of remote communication shall be deemed equivalent to participation in person at the meeting.

(vi)            Any shareholder may vote by using the forms provided to that effect by the Company. Voting forms contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention.  Shareholders must return the voting forms to the registered office. Only voting forms received prior to the General Meeting are taken into account for calculation of the quorum. Forms which indicate neither a voting intention nor an abstention are void.

(vii)           Resolutions of the General Meeting are passed by a simple majority vote, regardless of the proportion of share capital represented.

(viii)          An extraordinary General Meeting (“Extraordinary General Meeting”) may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form.  If this quorum is not reached, a second Extraordinary General Meeting may be convened by means of notices published twice in the Memorial and two Luxembourg newspapers, at an interval of at fifteen (15) days and fifteen (15) days before the meeting.  These notices state the date and agenda of the Extraordinary General Meeting and the results of the previous Extraordinary General Meeting. The second Extraordinary General Meeting deliberates validly regardless of the proportion of capital represented. At both Extraordinary General Meetings, resolutions must be adopted by at least two-thirds of the votes cast.

(ix)            Any change in the nationality of the Company and any increase in a shareholder’s commitment in the Company require the unanimous consent of the shareholders and bondholders (if any).

Art. 12.     Procedure

12.1.         Every General Meeting will be presided over by the chairperson of the Board appointed pursuant to article 7.3(i) or, in the absence of the chairperson, any other director or officer of the Company designated by the Board. The secretary appointed pursuant to article 7.3(i) or, in the absence of such secretary, any other director or officer of the Company designated by the Board, shall act as secretary at each General Meeting. In connection with each General Meeting, the Board or, in the absence of a determination by the Board, the person presiding over the General Meeting shall appoint a scrutineer who shall keep the attendance list.

12.2.         In connection with each General Meeting, the Board is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board deems appropriate. Except to the extent inconsistent with the rules and conditions as adopted by the Board, the person presiding over the meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting.  Such rules and conditions, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law, (a) determining the order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants.

12.3.         Without limiting the generality of article 12.2 and irrespective of the agenda, the Board or the person presiding over the meeting may adjourn any ordinary General Meeting or Extraordinary General Meeting in accordance with the formalities and time limits stipulated for by law.

12.4.         Minutes of the General Meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors or by the secretary of the Board or by any assistant secretary.

12.5.         Notwithstanding anything to the contrary in these Articles and in addition to any greater or lesser vote required by the Law, other provision of these Articles, the applicable Acquisition Contract or otherwise, the Company shall not have the power or authority to consummate a transaction satisfying clause (1)(B) of the definition of Acquisition without the prior approval of shareholders (such approval obtained by the vote of a majority of the outstanding share capital).

Art. 13.     Sole shareholder

13.1.         When the number of shareholders is reduced to one (1), the sole shareholder exercises all powers granted by the Law to the General Meeting.

13.2.         Any reference to the General Meeting in the Articles is to be read as a reference to the sole shareholder, as appropriate.

13.3.         The resolutions of the sole shareholder are recorded in minutes.

V.             ANNUAL ACCOUNTS - ALLOCATION OF PROFITS – SUPERVISION

Art. 14.     Financial year and approval of annual accounts

14.1.         The financial year begins on 1 January and ends on 31 December of each year.

14.2.         The Board prepares the balance sheet and profit and loss account annually, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising its commitments and the debts owed by its officers, directors and statutory auditors to the Company.

14.3.         One month before the Annual General Meeting, the Board provides the statutory auditors with a report on and documentary evidence of the Company’s  operations. The statutory auditors then prepare a report stating their findings and proposals.

14.4.         The Annual General Meeting is held at the registered office or in any other place within the municipality of the registered office, as specified in the notice, on the fourth Tuesday in May at 10.00 a.m. If that day is a public holiday or the day following a public holiday in the United States of America, the Annual General Meeting shall be held on the Tuesday of the following week.

14.5.         The annual General Meeting may be held abroad if, in the Board’s, absolute and final judgement, exceptional circumstances so require.

Art. 15.     Auditors

15.1.         The Company’s operations are supervised by one or more statutory auditors (commissaires).

15.2.         When so required by law, or when the Company so chooses, the Company’s operations are supervised by one or more approved external auditors (réviseurs d’entreprises agréés).

15.3.         The General Meeting appoints the statutory auditors (commissaires)/ external auditors (réviseurs d’entreprises agréés), and determines their number and remuneration and the term of their mandate, which may not exceed six (6) years but may be renewed.

Art. 16.     Allocation of profits

16.1.         Five per cent (5%) of the Company’s annual net profits are allocated to the reserve required by law. This requirement ceases when the legal reserve reaches an amount equal to ten per cent (10%) of the share capital.

16.2.         The General Meeting determines the allocation of the balance of the annual net profits. They may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

16.3.         Interim dividends may be distributed at any time, under the following conditions:

(i)         the Board draws up interim accounts;

(ii)        the interim accounts show that sufficient profits and other reserves (including share premiums) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)       the decision to distribute interim dividends is made by the Board within two (2) months from the date of the interim accounts.

In their report to the Board, the statutory auditors (commissaires)  or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must verify whether the above conditions have been satisfied.

The Company may make payment of dividends and any other payments in cash, shares or other securities to a Depositary. Said Depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.  Such payment by the Company to the Depositary will effect full discharge of the Company’s obligations in this regard.

VI.             DISSOLUTION – LIQUIDATION

17.1.         The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting appoints one or more liquidators, who need not be shareholders, to carry out the liquidation, and determines their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators have full powers to realise the Company’s assets and pay its liabilities.

17.2.         The surplus after realisation of the assets and payment of the liabilities is distributed to the shareholders in proportion to the shares held by each of them.

VII.            GENERAL PROVISION

18.1.         Notices and communications may be made or waived and circular resolutions may be evidenced in writing, fax, email or any other means of electronic communication.

18.2.         Powers of attorney are granted by any of the means described above.  Powers of attorney in connection with Board meetings may also be granted by a director, in accordance with such conditions as may be accepted by the Board.

18.3.         Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures.  Signatures of circular resolutions or resolutions adopted by telephone or video conference are affixed to one original or several counterparts of the same document, all of which taken together constitute one and the same document.

18.4.         All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the shareholders from time to time.